EXHIBIT 4.1


            ARTICLES OF AMENDMENT FILED TO DETERMINE RIGHTS OF SHARES
                         (CERTIFICATE OF DETERMINATION)

     John S. McAvoy and John C. Plunkett certify that they are the President and Secretary, respectively, of Aqua Clara Bottling & Distribution, Inc., a Colorado corporation (hereinafter referred to as the "Corporation" or the "Company"); that, pursuant to the Articles of Incorporation, as amended, and Section 7-106-102 of the Colorado Business Corporation Act, the Board of Directors of the Corporation adopted the following resolutions on August 21, 1998; and that none of the Series B Convertible Preferred Stock referred to in these documents has been issued.

     1. Creation of Series B Convertible Stock. There is hereby created a series
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of preferred stock consisting of 4,500,000 shares and designated as the Series B
Convertible Preferred Stock, having the voting powers, preferences, relative, participating, limitations, qualifications optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

     2. Issuance. The Series B Convertible Preferred Stock may only be issued to
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current officers and directors of the Company. Any issuance or re-issuance of this class of stock shall be offered to all officers and directors on a pro-rata basis in direct proportion to the number of Aqua Clara stock then owned by them.

     3. Voting Provisions. The Series B Preferred shall have the same voting
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rights as Aqua Clara Common stock.

     (a) Proxies. Any voting proxies shall be granted only to the Chairman of
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the Board or the Chief Executive Officer.

     4. Dividend Provisions. The holders of the Series B Convertible Preferred
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Stock shall have no rights, title or interest in the dividends declared or issued by the Company.

     5. No Par Value. This Series B Convertible Preferred shall nave no par
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value.

     6. Redemption Provisions. The Series B Convertible Preferred Stock is
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redeemable and the holder thereof is obligated to redeliver said stock to Aqua
Clara upon his death, termination of employment with the Company, or if the holder is no longer a director or an officer of the Company.

     7. Liquidation Procedures. The Series B Preferred Convertible Stock shall
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have no rights, title or interest in any assets of the corporation in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     8. Conversion Provisions. The holders of shares of Series B Convertible
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Preferred Stock shall have conversion rights as follows (the "Conversion
Rights"):

     (a) Right to Convert. All current officers and directors of Aqua Clara
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shall have the right to hold on a pro rata basis, the Series B Preferred Stock in the total amount of 4,500,000 shares. Said right shall be exercised by delivering a Notice of Conversion and simultaneous surrender of common stock to the Company.

     (b) Conversion Ratio. The Series B Convertible Preferred shall be
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convertible from Aqua Clara common stock on a ratio of 1 share of common stock to 100 shares of preferred voting.

     (c) Reconversion. The Series B Preferred can and shall be reconverted to
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Aqua Clara Common Stock under the following conditions:

          1.   Demand by the holder of the Preferred Voting stock;
          2.   Death of the holder;
          3.   Termination of employment with the Company of the holder; or
          4. When the holder ceases to be an officer or director of the Company.

     9. Cancellation. This Series B Convertible Preferred Class may only be
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canceled by a two-third's (2/3's) vote of all of the directors of the Company at a duly noticed meeting of the Board of Directors where all of the directors are in attendance in person or telephonically.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series B Convertible Preferred Stock to be duly executed by its Chairman and attested to by its Secretary this 15th day of September, 1998 who, by signing their names hereto, acknowledge that this Certificate of Designation the act of the Company and state to the best of their knowledge information and belief, under the penalties of perjury, that the above matters and facts are true in all material respects.


                    AQUA CLARA BOTTLING & DISTRIBUTION, INC.



     /s/ John S. McAvoy                           /s/ John C. Plunkett
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         John S. McAvoy, President                    John C. Plunkett

























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